Exhibit 10.1(c)

RESTRICTED STOCK AGREEMENT

This Restricted Stock Grant (“Grant”)  is effective the _________ day of ________________,  2017 (“Date of Grant”) between Nabors Industries, Inc.  (“NII”), acting on behalf of Nabors Industries Ltd.  (“NIL”) and at the request of ________, a subsidiary of NIL (the “Subsidiary”) (collectively, the “Company”), and [insert employee’s name] ________  (the “Grantee”), an employee of Subsidiary.

Upon the Date of Grant, the fair market value of a  common share of NIL, par value $0.001 per share (“Common Share”), was ____________.

RECITALS

Under the Nabors Industries Ltd. 2016 Stock Plan  (“Plan”), the Compensation Committee of the Board (the “Committee”) has determined the form of this Grant and selected the Grantee, an Eligible Recipient, to receive this Grant and the Common Shares that are subject hereto.  The applicable terms of the Plan are incorporated in this Grant by reference, including the definition of terms contained in the Plan.

RESTRICTED STOCK GRANT

In accordance with the terms of the Plan, the Committee has made this Grant and concurrently issued or transferred to the Grantee Common Shares upon the following terms and conditions:

SECTION 1.  Number of Shares.  The number of Common Shares awarded under this Grant is ___________.

SECTION 2.  Rights of the Grantee as Shareholder.  The Grantee, as the owner of the Common Shares issued or transferred pursuant to this Grant, is entitled to all the rights of a shareholder of NIL, including the right to vote, the right to receive dividends payable either in stock or in cash, and the right to receive shares in any recapitalization of the Company, subject, however, to the restrictions stated in this Grant.  If the Grantee receives any additional shares by reason of being the holder of the Common Shares issued or transferred under this Grant, all of the additional shares shall be subject to the provisions of this Grant.  Initially, the Common Shares will be held in an account maintained with the processor under the Plan (the “Account”).  If requested, NIL may provide the Grantee with a certificate for the shares, which would bear a legend as described in Section 6.

SECTION 3.  Restriction Period.  Except as otherwise provided in this Section 3, the period of restriction (“Restriction Period”) for the Common Shares issued under this Grant shall commence on the Date of Grant and shall expire in four equal annual installments on the first four anniversaries of the Date of Grant (i.e., the award will vest 25% per year), so long as the Grantee remains an employee of the Subsidiary (or an employee of any other subsidiary of NIL) from the Date of Grant through such anniversary.  In addition, the Restriction Period shall expire earlier as to all Common Shares issued under this Grant upon the Grantee’s Termination due to the Grantee’s death or Disability.  The Restriction Period may also expire earlier upon the occurrence of a corporate change or upon Termination under specified circumstances during a specified period following such a corporate change if the Board, acting in its sole discretion, makes a determination in accordance with Section 12 of the Plan.

SECTION 4.  Terms and Conditions.  This Grant is subject to the following terms and conditions:

a.   If the Grantee ceases for any reason to be an employee of the Subsidiary (or an employee of any other subsidiary of NIL) any unvested portion of this Grant shall be forfeited, the Grantee will assign, transfer, and deliver the certificates or any other evidence of ownership of such shares to NIL or the Subsidiary, all interest of the Grantee in such shares shall terminate, and the Grantee shall cease to be a shareholder with respect to such shares.

b.   During the Restriction Period, the Grantee must not, voluntarily or involuntarily, sell, assign, transfer, pledge, or otherwise dispose of any unvested portion of the Grant.  Any attempted sale, assignment, transfer, pledge or other disposition of any unvested portion of this Grant whether voluntary or involuntary, shall be ineffective and NIL (i) shall not be required to transfer the shares, (ii) may impound any certificates for the shares or otherwise restrict the Grantee’s Account and (iii) shall hold the certificates until the expiration of the Restriction Period.

c.   Notwithstanding any other provision of this Grant, if the Board or any committee of the Board, prior to or following the date the Grantee ceases for any reason whatsoever to be an employee of the Subsidiary (or any other subsidiary of NIL), and after full consideration of the facts, find by majority vote that the Grantee has engaged in fraud, embezzlement, theft, commission of a felony, dishonesty, or any other conduct inimical to NIL, NII or Subsidiary, the Grantee shall forfeit this entire Grant, whether or not vested and shall return to the Company any proceeds from the sale of shares granted hereunder.  The decision of the Board or the Committee shall be final.

d.   During the term of employment and for a period of 1 year following the Grantee’s Termination with the Subsidiary (or any other subsidiary of NIL), the Grantee agrees that he or she will not (i) individually or on behalf of his or her employer or any other person or entity, directly or indirectly, solicit, divert, or recruit any employee or officer of NIL, NII, Subsidiary or any of the affiliated companies, or induce any employee of NIL, NII, Subsidiary or any of the affiliated companies, to terminate his or her employment, or (ii) directly or indirectly, as an employee, consultant, principal, agent, trustee or otherwise engage in any business through a corporation, partnership or other entity that competes directly with any business that is conducted by NIL, NII, Subsidiary or any of the affiliated companies (the “Competing Business”) and that (x) the Grantee was directly or indirectly engaged in on behalf of NIL, NII, Subsidiary or any affiliated company or (y) the Grantee obtained confidential information regarding during the course of his or her employment (the “Restricted Business”).

Additionally, for a period of 1 year following the Grantee’s Termination with the Subsidiary (or any other subsidiary of NIL), the Grantee will not directly or indirectly solicit service or accept competing business from customers of NIL, NII, Subsidiary or any of the affiliated companies with whom the Grantee, within the previous year, (i) had or made contact, or (ii) had access to confidential information regarding.

The restrictions in this Section 4(d) are further limited geographically to the following areas or locations where a Competing Business operates in the Restricted Business: any country in which NIL, the Subsidiary or any affiliates or other subsidiaries of NIL engage in the Restricted Business.

Without limiting the remedies to which NIL, NII, Subsidiary or any affiliated company may be entitled, if the Board or any committee of the Board, prior to or following the date the Grantee ceases, for any reason whatsoever, to be an employee of the Subsidiary (or any other subsidiary of NIL) and after full consideration of the facts, find by majority vote that the Grantee has engaged in any of the activities mentioned in this Section 4,  the Grantee shall forfeit any unvested portion of the Grant.  The decision of the Board or any committee of the Board of Directors shall be final.

“Affiliated companies” as used herein means any entity which now or in the future directly controls, is controlled by, or is under common control with Company, where “control” in relation to Company means the direct or indirect ownership of at least 50% of the voting securities or shares.

Company has attempted to place the most reasonable limitations on the Grantee’s subsequent employment opportunities consistent with the protection of Company’s valuable trade secrets, business interests, and goodwill.  In order to accommodate the Grantee in obtaining subsequent employment, Company may, in its discretion, grant a waiver of one or more of the restrictions on subsequent employment contained in this Section 4(d).  A request for waiver shall be in writing and must be received by the Company at least 45 days before the proposed starting date of the employment for which the Grantee is seeking a waiver.  The request must include the full name and address of the organization with which the Grantee is seeking employment;  the department or area in which the Grantee proposes to work; the position or job title to be held by the Grantee; and a complete description of the duties the Grantee expects to perform for such employer.  If Company decides to grant a waiver (which decision shall be solely within Company’s discretion), the waiver may be subject to such restrictions or conditions as Company may impose.

e.   Nothing in this Grant shall confer on any individual any right to continue in the employ of the Subsidiary (or any other subsidiary of NIL) or to interfere in any way with the right of the Subsidiary (or any other subsidiary of NIL) to terminate the Grantee’s employment at any time.  Nothing in this Grant alters the employment at-will relationship between the parties.

f.   This Grant is subject to, and the Subsidiary and the Grantee agree to be bound by, all the terms and conditions of the Plan under which this Grant is being granted, as the Plan may be amended from time to time in accordance with its terms.  Pursuant to said Plan, the Board or a committee thereof established for such purposes is vested with conclusive authority to interpret and construe the Plan and this Grant, and is authorized to adopt rules and regulations for carrying out the Plan.  A copy of the Plan in its present form is posted on the Company’s intranet site and is also available for inspection during business hours at NII’s principal office.

For purposes of this Grant, NIL will determine when the Grantee’s employment terminates.  The Grantee’s employment will not be deemed to have terminated if the Grantee goes on military leave, medical leave or other bona fide leave of absence, if the leave was approved by NIL or any of its subsidiaries in writing and if continued crediting of employment is required by applicable law, the Company’s policies or the terms of Grantee’s leave; provided that vesting dates may be adjusted in accordance with NIL’s policies or the terms of Grantee’s leave.

SECTION 5.  Lapse of Restrictions.    Upon the expiration of the Restriction Period with respect to any of the Common Shares issued under this Grant without the forfeiture thereof, all restrictions shall terminate on the related shares, and the Grantee shall be entitled to transfer the shares from the Account or receive certificates without the legend prescribed in Section 6.  However, in the event of an attempted violation of the condition specified in Section 4(b), NIL shall be entitled to delay transfers or withhold delivery of any of the certificates if, and for so long as, in the judgment of NIL’s  counsel, NIL would incur a risk of liability to any party to whom such shares were purported to be sold, transferred, pledged or otherwise disposed.

SECTION 6.  Legend on Certificates.  Any certificate evidencing ownership of Common Shares issued or transferred pursuant to this Grant that is delivered during the Restriction Period shall bear the following legend on the back side of the certificate:

These shares have been issued or transferred subject to a Restricted Stock Agreement and are subject to substantial restrictions, including but not limited to, a prohibition against transfer, either voluntary or involuntary, and a provision requiring transfer of these shares to Nabors Industries Ltd.  without any payment in the event of termination of the employment of the registered owner, all as more particularly set forth in the Restricted Stock Agreement, a copy of which is on file with Nabors Corporate Services, Inc.

At the discretion of NIL, NIL may hold the Common Shares issued or transferred pursuant to this Grant in an Account as described in Section 2, otherwise hold them in escrow during the Restriction Period, or issue a certificate to the Grantee bearing the legend set forth above.

SECTION 7.  Specific Performance of the Grantee’s Covenants.  By accepting this Grant and the issuance and delivery of the Common Shares pursuant to this Grant, the Grantee acknowledges that NIL does not have an adequate remedy in damages for the breach by the Grantee of the conditions and covenants set forth in this Grant and agrees that NIL is entitled to and may obtain an order or a decree of specific performance against the Grantee issued by any court or arbitrator having jurisdiction.

SECTION 8.  Employment with NIL.  Nothing in this Grant or in the Plan shall confer upon the Grantee the right to continued employment with NIL or any of its subsidiaries.

SECTION 9.  Section 83(b) Election.  If the Grantee makes an election pursuant to Section 83(b) of the Internal Revenue Code, the Grantee shall promptly (but in no event after 30 days from grant) file a copy of such election with NIL, and cash payment for taxes shall be made at the time of such election.

SECTION 10.  Withholding Tax.  Before NIL removes restrictions on the transfer or delivers a certificate for Common Shares issued or transferred pursuant to this Grant that bears no legend or otherwise delivering shares free from restriction, the Grantee shall be required to pay to NIL (or to the Subsidiary, if so designated by NIL or NII) the amount of federal, state or local taxes, if any, required by law to be withheld (“Withholding Obligation “).  Subject to any policy of the Company as in effect from time to time, NIL will withhold the number of shares required to satisfy any Withholding Obligation, and provide to the Grantee a net balance of shares (“Net Shares”) unless NIL receives notice not less than 5 days before any Withholding Obligation arises that the Grantee intends to deliver funds necessary to satisfy the Withholding Obligation in such manner as NIL may establish or permit.  Notwithstanding any such notice, if the Grantee has not delivered funds within 15 days after the Withholding Obligation arises, NIL may elect to deliver Net Shares.  By accepting this Grant,  the Grantee agrees that NIL or any of its affiliates may withhold (at its option) cash for the amount of any withholding required with respect to fractional shares.

SECTION 11.  Notices and Payments.  Any notice to be given by the Grantee under this Grant shall be in writing and shall be deemed to have been given only upon receipt by the Stock Plan Administrator of Nabors Corporate Services, Inc. at the offices of Nabors Corporate Services, Inc. in Houston, Texas, or at such address as may be communicated in writing to the Grantee from time to time.  Any notice or communication by NIL, NII, or the Subsidiary to the Grantee under this Grant shall be in writing and shall be deemed to have been given if sent to the Grantee’s e-mail address maintained by the Company or any of its subsidiaries, made through the employee portal maintained by the Company or any of its subsidiaries, or if mailed or delivered to the Grantee at the address listed in the records of NIL or at such address as specified in writing to NIL by the Grantee.

SECTION 12.  Waiver.  The waiver by NIL of any provision of this Grant shall not operate as, or be construed to be, a waiver of the same or any other provision hereof at any subsequent time for any other purpose.

SECTION 13.  Termination or Modification of Restricted Stock Grant.  This Grant shall be irrevocable except that NIL shall have the right to revoke it at any time during the Restriction Period if it is contrary to law or modify it to bring it into compliance with any valid and mandatory law or government regulation.  Upon request in writing by NIL, the Grantee will tender any certificates for amendment of the legend or for change in the number of Common Shares issued or transferred as NIL deems necessary in light of the amendment of this Grant.  In the event of revocation of this Grant pursuant to the foregoing, NIL may give notice to the Grantee that the Common Shares are to be assigned, transferred and delivered to NIL as though the Grantee’s employment with NIL terminated on the date of the notice.

SECTION 14.  Governing Law & Severability.  Except as provided for below, the Plan and all rights and obligations thereunder shall be construed in accordance with and governed by the laws of the State of Delaware.  If any provision of this Grant should be held invalid, the remainder of this Grant shall be enforced to the greatest extent permitted by applicable law, it being the intent of the parties that invalid or unenforceable provisions are severable, but before such severance occurs, the parties request any court of competent jurisdiction to reform the offending provision to allow it to be enforced in a reasonable fashion.  The parties further intend that the post-employment restrictions set forth in Section 4(d) hereof shall be construed in accordance with and governed by the laws of the State of New York.

SECTION 15.  Entire Agreement.    This Grant, together with the Plan, contains the entire agreement between the parties with respect to the subject matter and supersedes any and all prior understandings, agreements or correspondence between the parties.

SECTION 16.  Dispute.  Any dispute, controversy or claim arising out of, or relating to, this Grant or the breach, termination or invalidity thereof, other than for injunctive relief to enforce the post-employment restrictions in Section 4(d) of this Grant,  shall be settled by arbitration before a single arbitrator in accordance with the rules of the American Arbitration Association.  The place of arbitration shall be at Houston, Texas.  Nothing herein shall preclude either party from seeking in a court of competent jurisdiction injunctive relief or other provisional remedy in case of any breach hereof, including without limitation injunctive relief or other provisional remedy to enforce the provisions of Section 4(d) of this Grant or to compel arbitration or otherwise aid said arbitration.  The losing party shall bear all the costs of any proceeding including reasonable attorney’s fees.

SECTION 17. Place of Performance; Venue.  The place of performance for this Grant is and shall be Harris County, Texas; and venue for any action to enforce any term of this Grant by injunctive relief or other provisional remedy (as provided for by Section 16, above) shall lie in Harris County, Texas, or for the purposes of the Grantee’s obligations under Section 4(d), NIL or the Subsidiary may elect to seek such relief in the jurisdiction in which the Grantee resides or works at the time suit is filed.

IN WITNESS WHEREOF, the parties hereto have duly executed this Grant as of the day and year first written above.

NABORS INDUSTRIES, INC.

By:

GRANTEE

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